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                                                                    EXHIBIT 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4), and related Prospectus of Intermedia Communications Inc. for the registration of $300,000,000 9 1/8% Series B Senior Notes due 2009 and $364,000,000 12 1/4% Series B Senior Subordinated Discount Notes due 2009 and to the incorporation by reference therein of our report dated February 8, 1999, with respect to the consolidated financial statements and schedule of Intermedia Communications Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1998 filed with the Securities and Exchange Commission.

                                             /s/ Ernest & Young LLP

Tampa, Florida
April 13, 1999